Exhibit 10.2

Stockholders Agreement

This Stockholders Agreement (this "Agreement"), dated as of March 30, 2018 (the “Effective Date”), is entered into among Samson Oil & Gas Limited, an Australian corporation (the "Company"), Dynevolve Capital Group ("Dynevolve"), and any other Persons who, after the date hereof, acquire equity securities of the Company and become a party to this Agreement by executing a Joinder Agreement (such Persons, collectively with Dynevolve, the "Stockholders").

RECITALS

WHEREAS, as of the Effective Date, Dynevolve beneficially owns 0% of the Company’s American Depositary Shares (“ADSs”), which are traded on the OTCQB under the symbol SSNYY;

WHEREAS, each of the ADSs represents 200 ordinary shares of the Company, which ordinary shares are listed on the Australian Stock Exchange under the symbol SSN;

WHEREAS, Dynevolve does not own, directly or indirectly, any of the Company's ordinary shares other than through the ADSs cited above;

WHEREAS, Dynevolve and the Company deem it in their best interests to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

"Affiliate" means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

"Applicable Law" means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

"Constitution" means the Constitution of the Company, as it may be amended, modified, supplemented or restated from time to time.

"Fiscal Year" means the Company’s fiscal year for financial accounting purposes, July 31 to June 30.

""Government Approval" means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Lien" means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

"Permitted Transferee" means with respect to any Stockholder, any Affiliate of such Stockholder.

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"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Subsidiary" means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

"Supermajority Approval" means with respect to any matter that must be approved by the Board (a) the affirmative vote at a meeting of the Board of a majority of the Board that includes at least one Nominee Director or (b) the unanimous written consent of the entire Board in lieu of a meeting.

"Transfer" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any ordinary shares or ADSs owned by a Person or any interest (including a beneficial interest) in any ADSs or ordinary shares owned by a Person.

Article II
Management and Operation of the Company

Section 2.01          Board of Directors.

(a)               The business and affairs of the Company shall continue to be managed by its board of directors (the "Board") that, as of the Effective Date, consists of five members (each, a "Director"), including the four Directors who were in office immediately prior to the Effective Date, namely Terence Barr, Denis Rakich, Greg Channon and Peter Hill (the “Original Directors”) plus one (1) nominee of Dynevolve (the “First Nominee”), who was installed on the Effective Date upon the purchase by Dynevolve of four million (4,000,000) ADSs from the Company at $0.25 per ADS, representing eight hundred million (800,000,000) of the Company’s ordinary shares, pursuant to a subscription agreement of even date herewith (the “Subscription Agreement”) .

(i)                 So long as Dynevolve, including its Affiliates, is the beneficial owner, as that term is defined in Securities Exchange Act Rule 13d-3, of at least four million (4,000,000) ADSs, Dynevolve shall continue to have the right to designate the First Nominee and the Board shall recommend the First Nominee to its shareholders for election to the Board at every annual general meeting of shareholders (“AGM”) and every extraordinary general meeting of shareholders (“EGM”) at which a Director occupying the First Nominee’s seat on the Board is elected.

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(ii)              Upon the purchase by Dynevolve or its Affiliates of a promissory note convertible into at least an additional seven million (7,000,000) ADSs (1,400,000,000 ordinary shares) from the Company as required by the Subscription Agreement, Dynevolve shall have the right to nominate one (1) additional Director to the Board (the “Second Nominee”), at which time the Board will be increased to six (6) directors and the Second Nominee shall be added to the Board to serve until the next election of directors at an AGM or EGM.

(b)               (i) So long as Dynevolve, including its Affiliates, is the beneficial owner, as that term is defined in Securities Exchange Act Rule 13d-3, of at least eleven million (11,000,000) ADSs, Dynevolve shall continue to have the right to designate the First Nominee and the Second Nominee and the Board shall recommend the First Nominee and the Second Nominee to its shareholders for election to the Board at every AGM and EGM at which a Director occupying the First Nominee’s seat or the Second Nominee’s seat on the Board is elected.

(c)               (i) If at any time Dynevolve, including its Affiliates, ceases to own at least thirty percent (30%) of the issued and outstanding ordinary shares of the Company, or ADSs representing such ordinary shares, but continues to own at least twenty percent (20%) of the issued and outstanding ordinary shares, or ADSs representing such ordinary shares, then Dynevolve shall cause one (1) of its two (2) Directors to resign, and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy. (ii) If at any time Dynevolve, including its Affiliates, ceases to own at least twenty percent (20%) of the issued and outstanding ordinary shares of the Company, or ADSs representing such ordinary shares, then Dynevolve shall cause all of its Directors to resign and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy. (iii) If Dynevolve, including its Affiliates, does not purchase the additional seven million (7,000,000) ADSs from the Company as required by the Subscription Agreement, then the obligations of the Company and the Board to recommend the First Nominee and the Second Nominee to the Company’s shareholders for election to the Board shall be terminated but the obligations of Dynevolve and any other Stockholders made party to this Agreement under this Agreement shall remain in full force and effect.

(d)               Each Stockholder shall vote all ordinary shares, including ADSs representing ordinary shares, over which such Stockholder has beneficial ownership or any other form of voting control, in the manner recommended by the Board until such time as the Stockholders collectively hold less than five percent (5%) of the issued and outstanding ordinary shares of the Company, including ADSs representing ordinary shares. If the aggregate ownership of the Stockholders falls below five percent (5%) but subsequently increases to an amount greater than five percent (5%) as the result of additional acquisitions of ordinary shares or ADSs by any of the Stockholders or for any other reason, then the foregoing obligations of the Stockholders to vote their ordinary shares or ADSs in the manner recommended by the Board shall resume and remain in effect as if they had never been terminated.

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(e)               So long as Dynevolve, including its Affiliates, has the right to designate one or more Directors under this Agreement, each Stockholder shall take all necessary actions to cause the First Nominee and the Second Nominee (hereinafter, the “Nominee Directors”) to vote in favor of all Board resolutions supported by a majority of the Original Directors.

(f)                Dynevolve shall have the right to remove at any time (with or without cause) either or both of the Nominee Directors, in which event Dynevolve and the other Stockholders, if any, shall vote all ordinary shares, including ADSs representing ordinary shares, beneficially owned by the Stockholder or over which such Stockholder has or shares voting control and shall take all other necessary or desirable actions within such Stockholder's control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at an AGM or EGM) to remove from the Board either or both of the Nominee Directors. Dynevolve shall use this power of removal to enforce its obligation under subsection (e) to cause the Nominee Directors to vote in favor of all Board resolutions supported by a majority of the Original Directors by the immediate removal of any Nominee Director who fails to vote in such manner.

(g)               If a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal), the vacancy shall be filled by a nominee designated by a majority of the Original Directors unless such vacancy is the result of the departure of a Nominee Director, in which event Dynevolve shall have the right to designate a replacement Nominee Director, who shall be treated the same for purposes of this Agreement as the original Nominee Directors. meeting) to elect to the Board any individual designated by such Initial Stockholder.

(h)               Subject to this Agreement, the Constitution and Applicable Law: (i) any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly; and (ii) any committee of Directors shall be composed of the same proportion of Original Directors and Nominee Directors as the Board at that time, with the number of Nominee Directors required on the committee rounded down rather than rounded up when the proportions are not precise.

Section 2.02          Meetings of the Board of Directors.

(a)               The presence of a majority of Directors then in office shall constitute a quorum of the Board; provided, that at least one (1) Nominee Director is present at such meeting. If a quorum as defined herein is not achieved at any duly called meeting because of the absence of a Nominee Director, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to all the Directors. If no Nominee Director is present at the postponed meeting, then the Board meeting may proceed without a Nominee Director present and the requirement for at least one (1) Nominee Director to make a quorum shall be ineffective for purposes of that meeting but shall remain in effect for future Board meetings.

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(b)               Unless otherwise restricted by Applicable Law, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or Director members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

(c)               Unless otherwise restricted by Applicable Law, the Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Nominee Director in connection with: (i) attending the meetings of the Board and all committees thereof and (ii) conducting any other Company business requested by the Company.

(d)               Unlike the Original Directors, the Nominee Directors will not receive any compensation from the Company for their service on the Board but may be compensated by Dynevolve or its Affiliates, as they may elect. The Company shall treat the Nominee Directors the same as the Original Directors in all other respects, including but not limited to the right to indemnification for claims and advancement of attorneys’ fees and related expenses arising out of their service as Directors, including the international travel expenses for the Nominee Directors to attend the Company’s AGM and Board meetings held in Perth if such meetings are approved by the Board.

Section 2.03          Voting Arrangements. In addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, without Supermajority Approval of the Board, the Company shall not, and shall not enter into any commitment to:

(a)               amend, modify or waive the Constitution;

(b)               incur any indebtedness, pledge or grant Liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person in excess of $250,000 in a single transaction or series of related transactions, or in excess of $500,000 in the aggregate at any time outstanding;

(c)               make any loan, advance or capital contribution to any Person in excess of $100,000;

(d)               enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business consistent with past practice;

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(e)               enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets, other than sales in the ordinary course of business consistent with past practice;

(f)                settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability with a value in excess of $250,000 or agree to the provision of any equitable relief by the Company;

(g)               make any investments in any other Person in excess of $100,000; or

(h)               dissolve, wind-up or liquidate the Company or initiate a bankruptcy proceeding involving the Company.

Section 2.04          Subsidiaries. With respect to any Subsidiary that is established in accordance with the terms of this Agreement, Dynevolve shall have the same management, voting and board of director representation rights, and the same obligations under this Agreement, with respect to such Subsidiary as it has with respect to the Company. The Company shall, and shall cause the Original Directors to, take all such actions as may be necessary or desirable to give effect to this provision. Likewise, Dynevolve shall, and shall cause the Nominee Directors to, take all such actions as may be necessary or desirable to give effect to this provision.

Article III
Transfer of Interests

Section 3.01          General Restrictions on Transfer.

(a)               Without the prior consent of a majority of the Original Directors, Dynevolve, Angelus and the other Stockholders made a party to this Agreement shall not Transfer their ordinary shares of the Company, including ADSs representing ordinary shares, to any Person unless (i) such Person agrees to abide by the terms of this Agreement and becomes a Stockholder subject hereto by execution of a Joinder Agreement or (ii) the Stockholder Transfers such shares in (A) open market transactions on the OTCQX or the ASX or (B) privately negotiated transactions with any Person other than an Affiliate of the Stockholder that do not result in the ownership by any Person of the Stockholder) of more than one percent (1%) of the issued and outstanding ordinary shares, including ADSs representing ordinary shares, of the Company.

(b)               The provisions of Section 3.01(a), shall not apply to any of the following Transfers by any Stockholder of any of its ADSs or ordinary shares:

(i)                 to a Permitted Transferee; or

(ii)              pursuant to a merger, consolidation or other business combination of the Company that has been approved by a majority of the Original Directors.

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(c)               Prior notice shall be given to the Company by Dynevolve or any other Stockholder proposing to Transfer (whether or not to a Permitted Transferee) any ordinary shares or ADSs representing ordinary shares other than by open market sales of shares on the OTCQX or ASX. Prior to consummation of any such Transfer, the transferring Stockholder shall cause the transferee thereof to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon the Transfer, the transferee shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor Stockholder.

(d)               Each Stockholder agrees that it will not, directly or indirectly, Transfer any ADSs (i) except as permitted under the Securities Act of 1933 and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company. Each Stockholder likewise agrees that it will not, directly or indirectly, Transfer any ordinary shares (i) except as permitted by Australian law and ASX rules, as may be determined by the Company in good faith. (iii) The Board may refuse the Transfer of shares to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority or if the Transfer is intended to evade, or would have the effect of evading, the purposes or intent of this Agreement.

(e)               Any Transfer or attempted Transfer of ordinary shares of the Company, including ADSs representing ordinary shares, in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such shares for all purposes of this Agreement.

Article IV

Information Rights

Section 4.01          Financial Statements. In addition to, and without limiting any rights that a Stockholder may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to each Stockholder, the following information:

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(a)               As soon as available, and in any event within 120 days after the end of each Fiscal Year, the audited balance sheet of the Company as at the end of each such Fiscal Year and the audited statements of income, cash flows and changes in stockholders’ equity for such year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP and/or IFRS, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and stockholders’ equity for the periods covered thereby.

(b)               As soon as available, and in any event within 45 days after the end of each fiscal quarter, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows and changes in stockholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP and/or IFRS, consistently applied, and certified by the Chief Financial Officer of the Company.

(c)               To the extent the Company is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports (without exhibits) actually prepared by the Company as soon as available. If and to the extent that any of the information required to be provided to Stockholders under this Article IV is publicly reported to the Securities and Exchange Commission, the ASX or otherwise, it shall be deemed to have been furnished to the Stockholders.

Article V
Representations and Warranties

Section 5.01          Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company and each other Stockholder that:

(a)               Such Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

(b)               This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms [except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)]. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

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(c)               The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(d)               Except for this Agreement and the Subscription Agreement. such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Stockholder’s ordinary shares, including ADSs representing ordinary shares, including agreements or arrangements with respect to the acquisition or disposition of the shares or any interest therein or the voting of the shares (whether or not such agreements and arrangements are with the Company or any other Stockholder).

Article VI
Term and Termination

Section 6.01          Termination. This Agreement shall terminate upon the earliest of:

(a)           the date on which none of the Stockholders holds any ADSs or ordinary shares;

(b)           the dissolution, liquidation, or winding up of the Company;

(c)           upon the agreement of the Company and the Stockholders; or

(d)           at such time as Terence Barr ceases to be the Company’s Managing Director and CEO unless his successor is approved by the Stockholders.

Section 6.02          Effect of Termination.

(a)               The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not affect:

(i)            the existence of the Company;

(ii)           the obligation of any Party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii)          the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

(iv)          the rights contained herein that by their terms are intended to survive termination of this Agreement.

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Article VII
Miscellaneous

Section 7.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02         Release of Liability. In the event any Stockholder shall Transfer all of the ordinary shares, including ADSs representing ordinary shares, held by such Stockholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder shall cease to be a Party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer except as they may arise from being an Affiliate of a Stockholder who remains a Party hereto.

Section 7.03         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the seventh day after the date mailed, by certified or registered United States mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

If to the Company:	Samson Oil & Gas Limited 1331 17th Street, Suite 710 Denver, CO 80202 Attn: Terence M. Barr, CEO & Managing Director

with a copy to (which shall not constitute notice):	Davis Graham & Stubbs LLP 1550 17th Street # 500 Denver, CO 80202 Attn: S. Lee Terry, Jr.

If to Dynevolve:	[ADDRESS] Email: [EMAIL ADDRESS] Attention: [TITLE OF OFFICER TO RECEIVE NOTICES]

with a copy to (which shall not constitute notice):	[Dynevolve LAW FIRM ADDRESS] Email: [EMAIL ADDRESS] Attention: [ATTORNEY NAME]

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Section 7.04          Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.05          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.06          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 7.07          Entire Agreement. This Agreement and the Subscription Agreement constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and the Subscription Agreement, this Agreement shall control.

Section 7.08          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.09          No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.11          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Colorado, provided, that, any matters arising under or dependent upon the Australian Corporations Law or ASX rules shall be determined in accordance with such laws and rules.

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Section 7.12          Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney's fees and expenses.

Section 7.13          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SAMSON OIL & GAS LIMITED

By /s/ Terence M. Barr
Terence M. Barr, CEO & Managing Director

Dynevolve Capital GROUP

By /s/ Patrick Duke
Name: Patrick Duke
Title: Managing Director

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